Exhibit 99.1

Truett-Hurst, Inc. Reports Fiscal 2015 Results

Healdsburg, California (September 24, 2015) – Truett-Hurst, Inc. (NASDAQ: THST) today reported results for fiscal 2015 (“FY15”), which ended June 30, 2015. Truett-Hurst, Inc. operates an innovative and fast growing super-premium and ultra-premium wine sales, marketing and production company based in the acclaimed Dry Creek and Russian River Valleys of Sonoma County, California.

FY15 vs. FY14

•	Net sales up 20.7% to $26.6 million from $22.1 million (+$4.5 million):

o	Wholesale up 6.3% to $16.8 million.

o	Direct to Consumer (“DTC”) up 19.8% to $4.8 million.

o	Internet up 125.5% to $5.0 million.

Despite the Company’s inability to ship the Paperboy product due to continued unavailability of bottles, wholesale net sales during the year were up compared to the prior year. After eliminating Paperboy sales from both periods and the Paperboy related loss contingency from FY15, net sales for all other wholesale products grew 20.8% from an adjusted total of $14.3 million in FY14 (of the 20.8% growth, 5% was attributed to sales of the CA Winecraft brand). Applying the same adjustments to overall net sales, total net sales grew 31.9% in the year from an adjusted total of $20.6 million in FY14.

During the fourth quarter of 2015 we launched our CA Winecraft brand with The Kroger Company. The number of stores that participated in the “Summer Rack Program” and/or stocked shelves with CA Winecraft product fell short of Kroger’s initial guidance and our expectations leading us to have excess inventory as of June 30, 2015. Due to this excess inventory, we established a $0.5 million reserve for potential obsolescence of the CA Winecraft product which increased our cost of goods sold and reduced our overall gross margins.

Gross margins declined to 33% from 34%. Gross profit increased $1.3 million to $8.7 million. Gross margin in FY15 was impacted by Paperboy charges of $0.8 million and charges of $0.6 million related to CA Winecraft. After adjusting for these items, gross margin for FY15 would have been 37% vs. 34% in FY14.

Truett-Hurst, Inc. • 125 Foss Creek Circle • Healdsburg, CA 95448 • tel: 707.431.4423 • fax: 707.395.0289 • email: ir@truetthurstinc.com

Truett-Hurst, Inc. Announces Fiscal 2015 Financial Results

Operating Expenses:

Operating expenses for FY15 were $11.0 million compared to $8.7 million in the prior-year period. Sales and marketing expense increased $1.6 million primarily due to higher variable expenses associated with our internet net sales (i.e., shipping, credit card transaction fees and sales commissions). We also had higher personnel costs and brand related programming, promotions and incentives. General and administrative expense was higher by $0.7 million primarily due to increased compensation expense (including non-cash stock compensation expense) and increased professional fees. FY15 included non-cash impairment charges of $0.5 million ($0.4 million related to The Wine Spies and $0.1 million related to CA Winecraft) while FY14 included a provision for loss on deposit of $0.5 million from our former paper bottle supplier’s filing of administration in the UK.

Phillip L. Hurst, Truett-Hurst, Inc.’s President and CEO stated, “Fiscal 2015 has been a challenging year for Truett-Hurst with two of our innovation projects resulting in losses for the company. Our internet business, which started the year off with triple-digit growth, ended the year with single digit growth in the fourth quarter. Lessons learned this year have helped us to refine our strategy and refocus our efforts with retailers dedicated to growing retail exclusive brands. We look forward to putting the challenges of 2015 behind us and executing our strategy in 2016 and beyond.”

Earnings Call

Truett-Hurst, Inc.’s management will host a conference call today, September 24, 2015, at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss the Company's financial results. To listen to the conference call, dial in approximately ten minutes before the scheduled call to 1.888.347.6082 or international at 1.412.902.4286 and request Truett-Hurst, Inc.’s Fiscal Year Ended June 30, 2015 Results Call, or visit our webcast link: https://www.webcaster4.com/Webcast/Page/1132/10595.

A supporting Fiscal Year End 2015 Earnings Presentation, in advance of the conference call, will be available at:

http://www.truetthurstinc.com/index.php?s=151&cat=3

To listen to a replay of the call, dial US Toll Free: 1.877.344.7529 or International Toll: 1.412.317.0088 and enter the replay access code 10072536. The call will be available one hour after the end of the conference call through October 1, 2015 at 9:00 am ET.

Truett-Hurst, Inc. Announces Fiscal 2015 Financial Results

TRUETT-HURST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	For the years ended
	June 30,
	2015	2014

Sales	$27,380	$22,564
Less excise tax	(754)	(507)
Net sales	26,626	22,057

Cost of sales	17,885	14,628

Gross profit	8,741	7,429

Operating expenses:
Sales and marketing	7,035	5,482
General and administrative	3,432	2,699
Provision for loss of deposit	-	490
Impairment of goodwill and intangible assets	361	-
Impairment of other assets	112	-
Loss (gain) on disposal of assets	12	(3)
Total operating expenses	10,952	8,668
Loss from operations	(2,211)	(1,239)
Other expense:
Interest expense, net	(286)	(170)
Other	(111)	(56)
Total other expense	(397)	(226)
Loss before income taxes	(2,608)	(1,465)
Income tax expense (benefit)	2	(181)
Net loss	(2,610)	(1,284)
Net loss attributable to non controlling interests: The Wine Spies, LLC	(162)	(118)
Net loss income attributable to Truett-Hurst, Inc. and H.D.D. LLC	(2,448)	(1,166)
Less: Net loss attributable to non-controlling interest: H.D.D. LLC	(1,087)	(638)
Net loss attributable to Truett-Hurst, Inc.	$(1,361)	$(528)

Net loss per share:
Basic and diluted	$(0.35)	$(0.15)

Weighted average shares used in computing net loss per share:
Basic and diluted shares	3,862,214	3,621,455

Truett-Hurst, Inc. Announces Fiscal 2015 Financial Results

TRUETT-HURST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2015	June 30, 2014
ASSETS

Current assets:
Cash and cash equivalents	$1,679	$5,567
Accounts receivable	2,797	3,300
Inventories, net	22,127	17,179
Bulk wine deposit	345	1,424
Other current assets	316	161
Total current assets	27,264	27,631

Property and equipment, net	5,751	5,553
Intangible assets, net	481	629
Other assets, net	407	381
Goodwill	-	134
Total assets	$33,903	$34,328

LIABILITIES and EQUITY

Current liabilities:
Credit facilities	$9,034	$8,685
Accounts payable and accrued expenses	4,176	3,194
Accrual for sales returns	524	-
Due to related parties	134	56
Related party note	-	67
Current maturities of long-term debt	368	333
Total current liabilities	14,236	12,335

Deferred rent liability	26	48
Long-term debt, net of current maturities	3,272	3,527
Total liabilities	17,534	15,910

Equity:
Stockholders' equity
Preferred stock, par value of $0.001 per share, 5,000,000 shares authorized,	-	-
none issued and outstanding at June 30, 2015 and June 30, 2014
Class A common stock, par value $0.001 per share, 15,000,000 authorized,	4	4
4,010,120 issued and outstanding at June 30, 2015 and 3,750,472 issued and outstanding at June 30, 2014
Class B common stock, par value of $0.001 per share, 1,000 authorized, 8	-	-
issued and outstanding at June 30, 2015 and 9 issued and outstanding at
June 30, 2014
Additional paid-in capital	14,618	14,057
Accumulated deficit	(5,356)	(3,995)
Total Truett Hurst, Inc. equity	9,266	10,066
Non-controlling interests	7,103	8,352
Total equity	16,369	18,418
Total liabilities and equity	$33,903	$34,328

Truett-Hurst, Inc. Announces Fiscal 2015 Financial Results

TRUETT-HURST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the years ended
	June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(2,610)	$(1,284)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	685	540
Reserve for obsolescence of inventories	623	-
Impairment of goodwill and intangible assets	361	-
Impairment of other assets	112	-
Stock-based compensation	561	436
Loss on fair value of interest rate swap	46	44
Loss (gain) on disposal of assets	12	(3)
Deferred rent	(22)	(5)
Deferred taxes	-	(180)

Changes in operating assets and liabilities, net
Accounts receivable	503	(484)
Inventories	(5,571)	(3,957)
Bulk wine deposit	1,079	(1,424)
Other current assets	(201)	40
Accounts payable and accrued expenses	982	(639)
Accrual for sales returns	524	-
Net cash used in operating activities	(2,916)	(6,916)

Cash flows from investing activities:
Acquisition of property and equipment	(681)	(547)
Acquisition of intangible and other assets	(321)	(209)
Proceeds from sale of assets	3	2
Net cash used in investing activities	(999)	(754)

Cash flows from financing activities:
Net proceeds from line of credit	349	1,798
Net proceeds from (payments to) related parties	11	(85)
Proceeds (payments to) on long-term debt	(333)	156
Payments on amount due factor	-	1
Net cash provided by financing activities	27	1,870

Net decrease in cash and cash equivalents	(3,888)	(5,800)
Cash and cash equivalents at beginning of year	5,567	11,367
Cash and cash equilvalents at end of year	$1,679	$5,567

Supplemental disclosure of cash flow information:
Cash paid for interest	$258	$151
Cash paid for income taxes	$2	$21

Supplemental disclosure of non-cash transactions:
Seller-financed acquisition of trademark	$170	$-

Truett-Hurst, Inc. Announces Fiscal 2015 Financial Results

About Truett-Hurst, Inc.

Truett-Hurst, Inc. (NASDAQ: THST, www.truetthurstinc.com) is a holding company and its sole asset is the controlling equity interest in H.D.D. LLC., an innovative and fast-growing super-premium, ultra-premium and luxury wine sales, marketing and production company based in the acclaimed Dry Creek and Russian River Valleys of Sonoma County, California. Truett-Hurst, Inc. is headquartered in Healdsburg, California.

Forward-Looking Statements

This press release and our earnings conference call for the fiscal year ended June 30, 2015 contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, regarding our strategy, future operations, financial position, estimated revenue, projected costs, prospects, plans, opportunities, and objectives constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements include expectations regarding revenue, income, expenses, for the fiscal year ending June 30, 2016 and any future periods. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, a reduction in the supply of grapes and bulk wine available to us; significant competition; any change in our relationships with retailers which could harm our business; we may not achieve or maintain profitability in the future; the loss of key employees; a reduction in our access to, or an increase in the cost of, the third-party services we use to produce our wine; credit facility restrictions on our current and future operations; failure to protect, or infringement of, trademarks and proprietary rights; these factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this report. For additional information, see our Annual Report on Form 10-K to be filed on, or about September 28, 2015, or our other reports currently on file with the Securities and Exchange Commission, which contain a more detailed discussion of risks and uncertainties that may affect future results. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Truett-Hurst, Inc. Announces Fiscal 2015 Financial Results

For more information, contact:

Truett-Hurst, Inc.

Paul Forgue,

Chief Financial Officer & Chief Operations Officer

Phone: 707.431.4423

Fax: 707.395.0289

Email: paul@truetthurstinc.com